Exhibit 23.3

KPMG LLP
Suite 200
1305 Walt Whitman Road
Melville, NY 11747-4302

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Egalet Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Egalet Corporation of our report dated March 24, 2015, with respect to the statement of assets acquired of SPRIX Nasal Spray (A Product Line of Luitpold Pharmaceuticals, Inc.), as of December 31, 2014 and March 31, 2014 and the related statement of net revenues and direct expenses for the periods then ended, which report appears in the Form 8-K of Egalet Corporation dated March 24, 2015.

/s/ KPMG LLP

Melville, New York

June 15, 2015

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.